EXHIBIT 99.1

MB Financial, Inc.
800 West Madison Street
Chicago, Illinois 60607
(888) 422-6562
NASDAQ: MBFI

PRESS RELEASE

For Information at MB Financial, Inc. contact:
Berry Allen - Investor Relations
E-Mail: beallen@mbfinancial.com

FOR IMMEDIATE RELEASE

Mark Hoppe to Become Member of MB Financial, Inc. Board of Directors

CHICAGO, IL (October 31, 2017) - MB Financial, Inc. (NASDAQ: MBFI), announced today that its Board of Directors will appoint Mark A. Hoppe to the Board in December 2017. Mr. Hoppe is currently the President, Chief Executive Officer and Co-Chairman of the Board of MB Financial’s subsidiary, MB Financial Bank, N.A., positions he has held since MB Financial acquired Taylor Capital and Cole Taylor Bank in August 2014.

“Mark is a 40 year veteran in banking with unmatched experience. We are truly fortunate to have someone of Mark’s talent, drive and deep connections to our communities on the Board,” said Mitch Feiger, CEO of MB Financial, Inc.

Hal Harvey, Chairman of the Board of Directors, said, “Mark’s experience building banks will, without any doubt, be an asset as MB continues to grow. We all are looking forward to the impact Mark will make.”

“I am honored to become a Board Member,” said Mark Hoppe. “Having worked closely with Hal, Mitch and the rest of the Board for the last 4 years, I greatly admire their leadership and am grateful for this additional opportunity to serve MB.”

Upon Mr. Hoppe’s appointment, the number of members of MB Financial’s directors will increase to 13. The Board of Directors will remain overwhelmingly independent, as Mr. Hoppe joins Mr. Feiger as the only non-independent members of the Board.

In addition to his positions at MB Financial, Mr. Hoppe has served as CEO of Taylor Capital, CEO of LaSalle Bank Midwest, as well as a number of executive roles at LaSalle Bank. Today he serves on the Board of Directors for Ann & Robert H. Lurie Children’s Hospital of Chicago and on the Board of Advisors and Executive Committee for Catholic Charities of the Archdiocese of Chicago. He is a member of the Board of Trustees and Finance Committee of Window to the World Communications, Inc. (“WTTW/WFMT”), Executive Committee Member of DePaul University’s Center for Financial Services, and the American Cancer Society’s CEOs Against Cancer.

MB Financial, Inc. is the Chicago-based holding company for MB Financial Bank, N.A. which has approximately $20 billion in assets and a more than one hundred year history of building deep and lasting relationships with middle-market companies and individuals. MB offers a full range of powerful financial solutions and the expertise and experience of bankers who are focused on their clients’ success. Learn more about MB Financial, Inc. at www.mbfinancial.com.

# # #
This press release may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are necessarily subject to risk and uncertainty and actual results could differ materially from those anticipated due to various factors, including those set forth from time to time in MB Financial, Inc.’s filings with the Securities and Exchange Commission. You should not place undue reliance on forward-looking statements and MB Financial, Inc. undertakes no obligation to update any such statements to reflect circumstances or events that occur after the dates on which the forward-looking statements are made.